EXHIBIT 10.22

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is effective as of January 9, 2007 (the “Effective Date”) by and between Vascular Solutions, Inc., a Minnesota corporation (“VSI”), and King Pharmaceuticals, Inc., a Tennessee corporation (“King Pharmaceuticals”), and King Pharmaceuticals Research and Development, Inc., a Delaware corporation and wholly owned subsidiary of King Pharmaceuticals (“King R&D”, and together with King Pharmaceuticals, “King”).

RECITALS:

WHEREAS, VSI owns and/or controls certain technologies and intellectual property having application in development and commercialization of Hemostatic Devices, including certain Products that have been or will be developed by VSI, (as such terms are defined below); and

WHEREAS, King desires to exclusively license from VSI all such technologies and intellectual property for worldwide use, and VSI desires to grant such license rights to King, each under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

1.	DEFINITIONS.
The terms used in this Agreement have the following meaning:

“Affiliates” means, in relation to a party, any person, corporation, firm, partnership or other entity, whether de jure or de facto, which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such party. An entity shall be deemed to control another entity if it: (i) owns, directly or indirectly, at least fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of such other entity, or has other comparable ownership interest with respect to any entity other than a corporation; or (ii) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the entity.

“Controlled” means, with respect to any product, device, data, results, information, inventions, know-how, formulas, trade secrets, techniques, methods, procedures, development, material or compositions of matter of any type or kind, whether or not patentable, or any intellectual property right, possession of the ability, whether by ownership or license, to assign, grant a license, sublicense, immunities or other rights to such item or under such right without violating the terms of any agreement or other arrangement with any Third Party.

“Device Supply Agreement” means that Device Supply Agreement entered into by VSI and King Pharmaceuticals as of even date with this Agreement.

“Exploit” means to make, have made, import, use, sell, offer for sale or otherwise dispose of a product or process, including the research, development, registration, modification, enhancement, improvement, Manufacture, storage, formulation, optimization, export, transport, distribution, promotion or marketing of a product or process.

“Field” means all applications of Hemostatic Devices with or without active hemostats in all areas outside catheterization laboratories (cardiac and peripheral), electrophysiology laboratories, and holding and recovery rooms for all such laboratories.

“Governmental Authority” means any governmental agency, board or commission or other governmental authority or other instrumentality of the United States, any state, county, city or other political subdivision within the United States or any other jurisdiction in the world (including the United States Food and Drug Administration).

“Hemostatic Devices” means medical devices, whether external, implanted, absorbable or otherwise, intended to produce hemostasis by accelerating the clotting process of blood.

“Know-How” means technical information, know-how (including confidential data and Confidential Information), formulae, processes, trade secrets, technologies, improvements, enhancements, modifications, derivative works and discoveries whether or not patentable, including without limitation device, implant and instrument design, synthesis, preparation, recovery and purification processes and techniques, materials, testing and manufacturing processes, techniques, methods and data, clinical data, medical uses, product forms and product drawings and specifications, experimental protocols and procedures, biological, chemical, pharmacological, toxicological, preclinical, clinical, assay, control, manufacturing data and other information.

“Licensed Know-How” means all Know-How owned and/or Controlled by VSI and/or its Affiliates as of the Effective Date or at any time thereafter relating to Hemostatic Devices in the Field and the Products in the Field.

“Licensed Patents” means all Patents owned and/or Controlled by VSI and/or its Affiliates as of the Effective Date or at any time thereafter relating to Hemostatic Devices in the Field and the Products in the Field.

“Manufacture” and “Manufacturing” means the manufacturing, processing, formulating, packaging, labeling, holding and quality control testing of Hemostatic Devices in the Field.

“Other Agreements” means the Device Supply Agreement, the Device Quality Agreement, the Thrombin-JMI® Supply Agreement, and the Thrombin-JMI® Quality Agreement, each entered into between VSI and King Pharmaceuticals as of even date with this Agreement.

“Party” means King and VSI, individually, and “Parties” means King and VSI, collectively.

“Patents” means all patents and patent applications and utility models, including without limitation, any and all continuations, continuations-in-part, divisions, patents of addition, confirmations, reissues, renewals, extensions, counterparts and SPC’s thereof.

“Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or any agency or political subdivision thereof.

“Products” means the Thrombix® 3x3, ThrombiGel® 10, 40 and 100 and ThrombiGel Paste® medical devices and all future medical devices developed, owned, or Controlled by VSI having application in the Field, as amended from time to time.

“Regulatory Approvals and Filings” means any and all approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any Governmental Authority (as well as any filings, data rights, rights to cross-reference and correspondence relating thereto) necessary or useful for the Exploitation of the Hemostatic Devices in the Field anywhere in the world, including any: (a) premarket approval or premarket notification of Hemostatic Devices in the Field, including any supplements and amendments thereto; (b) post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto); (c) labeling approval; and (d) technical, medical, and scientific licenses; in each case owned and/or Controlled by VSI and/or its Affiliates as of the Effective Date or at any time thereafter.

“SPC” means a right based upon a Patent to exclude others from making, using or selling any Product or any Hemostatic Devices in the Field, such as a Supplementary Protection Certificate.

“Third Party” means any party other than VSI, King or their respective Affiliates. For purposes of Net Sales, a Third Party shall not include any Sublicensees.

2.	LICENSES.

2.1                Grant to King. VSI hereby grants to King an exclusive (even as to VSI), royalty-free, fully paid-up, perpetual, worldwide right and license, with the right to grant sublicenses in multiple tiers, under the Licensed Patents, Licensed Know-How and Regulatory Approvals and Filings to develop, make, have made, use, sell, offer for sale, import, and otherwise Exploit Hemostatic Devices in the Field and the Products in the Field.

2.2                Grantback to VSI. During the term of the Device Supply Agreement, King hereby grants to VSI the non-exclusive, royalty-free, right and license under the Licensed Patents, Licensed Know-How and Regulatory Approvals and Filings to develop and make the Products in the Field. VSI shall have no right to grant sublicenses under the foregoing license grant without obtaining the prior written consent of King.

2.3                Transfer of Licensed Know-How. Upon request of King, VSI shall use its commercially reasonable efforts to transfer, or cause to be transferred to King, a copy of the materials and information (whether in electronic or documented form) which are Controlled by VSI and covered by the license granted to King in Section 2.1 above.

2.4                Reservation of Rights. No rights to any patents, know-how, trade secrets, technical information, or other intellectual property rights of either Party, other than as explicitly identified herein, are granted or deemed granted by this Agreement to the other Party. No right, expressed or implied, is granted by this Agreement to a Party to use in any manner the name or any other trade name or trademark of the other Party in connection with the performance of this Agreement or otherwise.

3.	PAYMENT.

3.1                Upfront Payment. In full consideration to VSI for the licenses and other rights granted to King under this Agreement, upon the Effective Date, King shall pay to VSI a one-time payment of Six Million U.S. Dollars (US $6,000,000).

3.2                No Other Payments. For the avoidance of doubt, no other payments or any milestone or royalty payments shall be due from King to VSI in consideration for any licenses or other rights granted to King under this Agreement.

4.	REPRESENTATIONS AND WARRANTIES; NEGATIVE PLEDGE.

4.1                Representations and Warranties of Both Parties. Each Party represents and warrants to the other Party, as of the Effective Date, that:

(a)                Such Party is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)                Such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement and has full power and authority to enter into this Agreement and perform its obligations under this Agreement;

(c)                This Agreement has been duly executed by such Party and assuming due authorization, execution and delivery by the other Party, constitutes a valid and legally binding obligation of such Party, enforceable in accordance with its terms, subject to and limited by: (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws generally applicable to creditors’ rights; and (ii) judicial discretion in the availability of equitable relief;

(d)                Such Party is not required to obtain, the consent, approval, order, or authorization of any Third Party, or is not required to complete any registration, qualification, designation, declaration or filing with, any regulatory authority, in connection with the execution and delivery of this Agreement and the performance by such Party of its obligations under this Agreement, including any grant of rights to the other Parties pursuant to this Agreement; and

(e)                The execution and delivery of this Agreement, and the performance by such Party of its obligations under this Agreement, including the grant of rights to the other Party pursuant to this Agreement, does not and will not: (i) conflict with, nor result in any violation of or default under any such instrument, judgment, order, writ, decree, contract or provision to which such Party is otherwise bound; (ii) give rise to any lien, charge or encumbrance upon any assets of such Party or the suspension, revocation, impairment, forfeiture or non-renewal of any material permit, license, authorization, or approval that applies to such Party, its business or operations or any of its assets or properties, except any or all of which could not reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Agreement or on the rights of the other Party under this Agreement; or (iii) conflict with any rights granted by such Party to any Third Party or breach any obligation that such Party has to any Third Party.

(f)                No representation or warranty made by a Party in this Agreement or the Other Agreements, nor any statement or record contained in any schedule or exhibit hereto or thereto furnished by a Party, contains any untrue statement of a material fact or omits any material fact necessary to make the statements contained herein or therein not misleading.

4.2                Representations and Warranties of VSI. VSI represents and warrants to King, as of the Effective Date, that:

(a)                VSI is the owner of, or has exclusive rights to, all of the Licensed Patents and Licensed Know-How in existence on the Effective Date, and has the exclusive right to grant the rights granted under this Agreement therefor. All of the issued Licensed Patents in existence on the Effective Date are valid, in full force and effect and have been maintained to date, and are not the subject of any interference or opposition proceedings;

(b)                VSI has provided King, or given King access to, true, complete and unredacted copies of all (i) files, filings, correspondence and all other documentation relating to the prosecution, maintenance and/or enforcement of the Licensed Patents in existence on the Effective Date, (ii) regulatory documentation relating to the Products in existence on the Effective Date, and (iii) material agreements (including any letter agreements) between VSI and any licensee, production or financing partner or other Third Party, including all effective amendments to any such agreements or documents, which, in any event (A) affects or may affect King’s rights under this Agreement, or (B) relates to a Product or any Licensed Patents or Licensed Know-How in existence on the Effective Date; and

(c)                There is no pending or, to the knowledge of VSI, threatened claim, interference, opposition or demand of any Third Party challenging the inventorship, ownership, validity or scope of any Licensed Patents in existence as of the Effective Date. The manufacture, use or sale of the Products will not infringe or otherwise violate any intellectual property right of any Third Party.

4.3               Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 4, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EACH PARTY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE OR USE.

4.4               Negative Pledge. VSI represents, warrants, and covenants that there are no liens or claims currently existing on or to the Licensed Patents or Licensed Know-How (including any liens or claims on or to rights to sue for past, present and future infringements thereof, any licenses, claims, damages, and proceeds of suit arising therefrom, or any payments or rights to payments arising out of the sale, lease, license, assignment, or other disposition thereof), any additions to, and substitutions for, any or all of the foregoing or any “proceeds” (as defined in Article 9 of the Uniform Commercial Code) of any or all of foregoing, including that could reasonably be expected to adversely affect King’s benefits and rights under this Agreement. VSI shall not create, incur, or permit to exist on or to any Licensed Patents or Licensed Know-How, shall defend such Licensed Patents or Licensed Know-How against, and shall take such other action as is necessary to remove in respect to such Licensed Patents or Licensed Know-How, any lien or claim, other than the liens or claims created hereby. Further, VSI covenants and agrees not to enter into any agreements which would prohibit the creation or attachment of a security interest upon such Licensed Patents or Licensed Know-How.

5.	PATENT PROSECUTION, MAINTENANCE AND ENFORCEMENT.
5.1	Patent Prosecution and Maintenance.

(a)                VSI shall not allow any Licensed Patents to lapse or become abandoned and/or to disclaim or concede priority with respect to any invention disclosed or claimed in any Licensed Patents and/or to settle any claim or controversy involving any Licensed Patents without obtaining the prior written consent of King.

(b)                VSI shall have full responsibility for, and shall control the preparation and prosecution of, all patent applications and the maintenance of all Licensed Patents. VSI undertakes to maintain all Licensed Patents during the term of this Agreement. VSI shall pay all costs of filing, prosecuting and maintaining all Licensed Patents.

(c)                VSI shall promptly provide copies to King of any filings made to, and any written communications received from, any patent office relating, in whole or in part, to any Licensed Patents reasonably in advance of the relevant proposed filing or response date. VSI shall give reasonable consideration to any comments that may be made by King relating to the prosecution or maintenance of the Licensed Patents.

5.2	Patent Enforcement.

(a)                If either Party learns of an infringement, unauthorized use, misappropriation or ownership claim or threatened infringement or other such claim (an “Infringement”) by a Third Party with respect to any Product or any of the Licensed Patents or Licensed Know-How, such Party shall promptly notify the other Party in writing and shall promptly provide such other Party with available evidence of such Infringement.

(b)                VSI shall have the right, but not the duty, to institute patent Infringement actions against Third Parties based on any Product anywhere in the world. If VSI does not institute an Infringement proceeding against an offending Third Party or secure a cessation of the Infringement within sixty (60) days of learning of such Infringement, King shall have the right, but not the duty, to institute such an action with respect to any Infringement by such Third Party. VSI may not enter into any settlement, consent judgment or other voluntary final disposition of such action which adversely affects any product, Licensed Know-How or Licensed Patent licensed to King hereunder without obtaining the prior written consent of King. King, however, is permitted to enter into any settlement, consent judgment or other voluntary final disposition of such action, whether or not it adversely affects any product, Licensed Know-How or Licensed Patent licensed to King hereunder without obtaining the prior written consent of VSI. Each Party shall bear its own costs and expenses incurred in any such action (including fees of attorneys and other professionals) and shall not seek contribution from the other Party unless the other Party is in breach of a representation, warranty or covenant or subject indemnification for such costs and expenses. Each Party shall execute all necessary and proper documents, take such actions as shall be appropriate to allow the other Party to institute and prosecute such Infringement actions and shall otherwise cooperate in the institution and prosecution of such actions (including consenting to being named as a nominal party thereto). Each Party prosecuting any such Infringement actions shall keep the other Party reasonably informed as to the status of such actions. Any award paid by Third Parties as a result of such an Infringement action (whether by way of settlement or otherwise) shall be applied first to reimburse the Parties for all costs and expenses incurred by the Parties with respect to such action on a pro rata basis and, if after such reimbursement any funds shall remain from such award, they shall be allocated three-quarters to King and one-quarter to VSI.

6.	CONFIDENTIALITY.

6.1.       Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, during the term of this Agreement and for five years thereafter, the receiving Party shall keep, and shall ensure that its Affiliates, employees, officers and directors keep, confidential and shall not publish or otherwise disclose and shall not use for any purpose except as licensed to such Party under this Agreement or to otherwise effectuate this Agreement or any of the Other Agreements (a) any information furnished to it by the other Party under or in connection with this Agreement or any of the Other Agreements, or (b) any information developed under or in connection with this Agreement or any of the Other Agreements by either Party; except in each case to the extent that it can be established by the receiving Party by competent proof that such information: (i) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party; (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party; (iii) became generally available to the public or was otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or (iv) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others (all such information to which none of the foregoing exceptions applies, “Confidential Information”).

6.2               Exceptions to Obligation. The restrictions contained in Section 6.1 shall not apply to Confidential Information that (a) is submitted by the recipient to regulatory authorities to facilitate the issuance of registrations for the Products in the Field or any Hemostatic Devices in the Field, provided, that reasonable measures shall be taken to assure confidential treatment of such information; (b) is otherwise required to be disclosed in compliance with applicable laws or regulations or order by a court or other regulatory body having competent jurisdiction; provided, that if a Party is required to make any such disclosure of the other Party’s Confidential Information such Party will give reasonable advance written notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its commercially reasonable best efforts to secure confidential treatment of such Confidential Information required to be disclosed; (c) was developed by the receiving Party independent of any disclosure received under this Agreement; or (d) is developed under or is in connection with this Agreement or the Other Agreements by either Party and needs to be used by the Party which developed same to prepare, file and/or prosecute patent applications anywhere in the world consistent with the terms of this Agreement.

6.3               Remedies. Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation found by a court of competent jurisdiction of this Section 6.

7.	BANKRUPTCY.

7.1.       The Parties expressly agree that in the event any Party becomes a debtor under Title 11 of the United States Code, 11 U.S.C. § 101, et seq. (the “Bankruptcy Code”), this Agreement shall constitute an executory contract, subject to the provisions of 11 U.S.C. § 365. The Parties further expressly agree and acknowledge that under this Agreement, each Party “is a licensor of a right to intellectual property” for the purposes of 11 U.S.C. § 365(n), and that in the event one Party becomes a debtor under the Bankruptcy Code, the other Party, as licensee, shall be entitled to all of the protections set forth and contained in 11 U.S.C. § 365(n).

7.2        The Parties further expressly agree and acknowledge that: (i) each Party’s possession and use of the subject matter of the license granted to such Party (a “Licensee”) hereunder, as well as the performance by the other Party (a “Licensor”) of its obligations under this Agreement, are necessary to effect the purpose of this Agreement, and the sale of the license granted to each Licensee under this Agreement or the sale of the subject matter of the license granted to each Licensee under this Agreement to any party or entity other than such Licensee would cause irreparable harm to such Licensee; and (ii) in the event of a Licensor’s bankruptcy and the rejection of this Agreement under 11 U.S.C. § 365, the Licensee may, at such Licensee’s option, select a Third Party to undertake such Licensor’s obligations under this Agreement without violating any provisions of this Agreement, including, any confidentiality or exclusivity provisions, and such Licensee shall have no liability to such Licensor, and such Licensor shall have no claim against such Licensee in the event that such Licensee elects to have a Third Party undertake such Licensor’s obligations under this Agreement upon either or both of such Licensor’s bankruptcy and the rejection of this Agreement.

7.3        The Parties also acknowledge that the fact that King is to enter into other agreements with VSI is not intended in any way to reduce or otherwise affect either Party’s rights under 11 U.S.C. § 365 or this Section 7.

8.	MISCELLANEOUS.

8.1          Term. The term of this Agreement shall commence upon the Effective Date and shall continue until the later of (a) the expiration of each Licensed Patent in each county throughout the world, and (b) King’s relinquishment (by giving notice to VSI) of its license rights under the Licensed Know-How.

8.2          Notices. Unless otherwise provided herein, all notices or other communications which shall or may be given pursuant to this Agreement shall be in writing and shall be deemed to be effective when delivered by facsimile transmission AND (a) when delivered if sent by registered or certified mail, return receipt requested, or (b) on the next business day, if sent by internationally recognized overnight courier, in each case to the Parties at the following addresses (or at such other addresses as shall be specified by like notice) with postage or delivery charges prepaid:

If to VSI, as follows:

Vascular Solutions, Inc.

6464 Sycamore Court

Minneapolis, Minnesota 55369

Attn: Chief Executive Officer

Telephone: 763-656-4300

Facsimile: 763-656-4250

With a copy to:

Vascular Solutions, Inc.

6464 Sycamore Court

Minneapolis, Minnesota 55369

Attn: General Counsel

Telephone: 763-656-4300

Facsimile: 763-656-4250

If to King, as follows:

King Pharmaceuticals, Inc.

501 Fifth Street

Bristol, Tennessee 37620

Attn: General Counsel

Telephone: 423-989-8000

Facsimile: 423-990-2566

With a copy to:

King Pharmaceuticals, Inc.

400 Crossing Boulevard

8th Floor

Bridgewater, New Jersey 08807

Attn: General Counsel

Telephone: 908-429-6000

Facsimile: 908-927-8430

8.3          Entire Agreement. While King Pharmaceuticals and VSI have also entered into the Other Agreements as of even date herewith, this Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements or understandings of the Parties with respect to the subject matter hereof and merges all prior discussions and negotiations between them relating thereto. Neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Party to be bound thereby.

8.4          Waiver; Remedies. No delay on the part of VSI or King in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either VSI or King of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

8.5          Amendment. This Agreement may not be amended, modified, altered or supplemented except by a writing signed by both Parties. No modification of any nature to this Agreement and no representation, agreement, arrangement or other communication shall be binding on the Parties unless such is expressly contained in writing and executed by the Parties as an amendment to this Agreement. This Agreement may not be amended in any respect by any purchase order, invoice, acknowledgment or other similar printed document issued by either Party.

8.6          No Third Party Rights. This Agreement is not intended to confer upon any non-Party rights or remedies hereunder, except as may be received or created as part of a valid assignment.

8.7          Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. Neither VSI nor King may assign any of its rights, duties or obligations hereunder without the prior written consent of the other, which consent shall not be unreasonably withheld; provided, that either Party may assign this Agreement to an Affiliate without such consent; provided such Affiliate agrees in writing to be bound by the terms of this Agreement; and provided, further, that the assigning Party shall not be released from its obligations hereunder. Any purported assignment without a required consent shall be void. Notwithstanding anything to the contrary herein, each Party may assign its rights under this Agreement as security to one or more financial institutions providing financing to the assigning Party and/or its Affiliates.

8.8          Fees and Expenses. Regardless of whether or not the transactions contemplated by this Agreement are consummated, except as may be otherwise specified herein, each Party shall bear its own fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

8.9          Governing Law; Venue. This Agreement shall be construed under and governed in all respects by the laws of the State of New York without regard to the application of principles of conflicts of laws. The Parties agree that any dispute arising out of this Agreement shall be brought before a court of competent jurisdiction in the State of New York and each Party consents to the jurisdiction and venue of such court.

8.10       Further Assurances. Each of the Parties agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such additional assignments, agreements, documents, and instruments, that may be necessary or as the other Party hereto may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other Party its rights and remedies under, this Agreement.

8.11       Construction and Interpretation. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “Article,” “Section,” “Exhibit” or “clause” refer to the specified Article, Section, Exhibit or clause of this Agreement; (e) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”; and (f) the term “including” or “includes” means “including without limitation” or “includes without limitation.” Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.

8.12       No Joint Venture. Nothing contained herein shall be deemed to create any joint venture, agency, employer-employee or partnership between the Parties hereto, and, except as is expressly set forth herein, neither Party shall have any right by virtue of this Agreement to bind the other Party in any manner whatsoever.

8.13       Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original commercial intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

8.15       Independent Contractor. The Parties to this Agreement are independent contractors. Nothing contained in this Agreement shall be construed to place the Parties in the relationship of employer and employee, partners, principal and agent or a joint venture. Neither Party shall have the power to bind or obligate the other Party nor shall either Party hold itself out as having such authority.

8.16       Publicity. Except as required by Applicable Law (including disclosure requirements of the U.S. Securities and Exchange Commission, NASDAQ or any other stock exchange on which securities issued by a Party are traded), neither Party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld, provided that it shall not be unreasonable for a Party to withhold consent with respect to any public announcement containing any financial terms or any of such Party’s Confidential Information. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such disclosure shall provide the other with a copy of any such proposed disclosure prior to release and shall consider in good faith the other Party’s comments with respect thereto. If required to file this Agreement by applicable laws, a Party shall consult with the other Party in advance of such filing and shall use reasonable efforts to obtain confidential treatment of its terms, to the extent reasonably possible. Prior to such announcement and with financial terms sufficiently in advance of the scheduled release of such announcement to afford such other Party a reasonable opportunity to review and comment upon the proposed text. Nothing in this Section 8.17 will prohibit either Party from disclosing this Agreement or the subject matter hereof to any potential investor, investment banker or the like for the purpose of raising financing, provided that such disclosures are subject to appropriate confidentiality provisions and limited to use for evaluation of such financing.

8.17       Use of Name. Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name, trademark or logo of the other Party for any purpose in connection with the performance of this Agreement.

8.18       Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER, AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND ANY RELATED INSTRUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.19.

8.19       Counterparts/Execution. This Agreement may be executed manually, electronically in Adobe® PDF file format, or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Party.

[Remainder of the page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have caused this License Agreement to be executed by its duly authorized representative as of the date first above written.

VASCULAR SOLUTIONS, INC:	KING PHARMACEUTICALS, INC:

By:	By:
Name:	Name:
Title:	Title:

KING PHARMACEUTICALS RESEARCH AND DEVELOPMENT, INC.

By:
Name:
Title: